Gate City Capital Management, LLC

8725 West Higgins Road, Suite 530

Chicago, IL 60631

(312) 825-1228

Notice of Intent to Solicit Proxies in Compliance with Rule 14a-19(b) of the Securities Exchange Act of 1934, As Amended

March 13, 2025

VIA EMAIL AND CERTIFIED MAIL

Corporate Secretary

Saga Communications, Inc.

73 Kercheval Avenue

Grosse Pointe Farms, Michigan 48236

Re: Notice of Intent to Nominate Directors at the Company’s 2025 Annual Meeting of Shareholders

To Whom It May Concern,

Gate City Capital Management, LLC (“Gate City”), has previously provided notice (the “Notice”) on February 10, 2025, to the registrant Saga Communications, Inc. (“Saga” or the “Company”) that it intends to nominate the following four (4) individuals (the “Nominees”) for election as directors to the Board of Directors (the “Board”) of Saga at the Company’s 2025 Annual Meeting of Stockholders: Michael T. Melby, Nicholas J. Bodnar, Ryan A. Hornaday, and Christopher T. Young.

The Notice is enclosed as Exhibit A to this filing and is incorporated herein by reference and Gate City hereby confirms its intention to nominate those individuals for election as directors to the Board at the Company’s 2025 Annual Meeting of Stockholders.

Following Gate City’s failure to reach a negotiated settlement with the Company regarding the appointment of one of Gate City’s Nominees to the Board and the Company’s recent press release and earnings call reiterating its commitment to a digital strategy, Gate City has determined that the best course of action to improve shareholder value is to provide notice to the Company that it intends to solicit proxies in favor of its nominees at the Company’s 2025 Annual Meeting of Stockholders. Gate City remains open to reaching a negotiated settlement with the Company, which would allow Saga’s Board and management to avoid the considerable distraction and time and expense of a proxy contest. Gate City reserves the right to change its present plans or to formulate other purposes, plans or proposals regarding the Company or any of its securities, to the extent deemed advisable in light of general investment and trading policies of Gate City, market conditions or other factors.

Pursuant to Rule 14a-19 under the Securities Exchange Act (the “Exchange Act”), (a) the Notice had been postmarked or transmitted electronically to the Company at its principal executive office no later than 60 calendar days prior to the anniversary of the date of the Company’s 2024 Annual Meeting of Stockholders (which was held on May 13, 2024), (b) the Notice includes the names of all four nominees for whom Gate City currently intends to solicit proxies, and (c) Gate City hereby states that it intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. If any change occurs with respect to Gate City’s intent to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of director nominees other than the Company’s nominees or with respect to the names of Gate City’s nominees, Gate City will promptly notify the Company.

In connection with any solicitation by Gate City of proxies in support of the Nominees, the Nominees may themselves solicit proxies. It is anticipated that certain regular employees or members of Gate City will participate in any solicitation of proxies that Gate City may undertake in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that any proxies would be solicited by mail, courier services, telephone, facsimile, press release, electronic mail, text message, website or social media posting, electronic forum, recorded communication, other form of electronic communication or in person. In connection with any solicitation of proxies in support of the Nominees, it is anticipated that Gate City may retain a proxy solicitor, who may assist with the solicitation of proxies. It is anticipated that the costs related to any solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses, will be borne by Gate City. To the extent legally permissible, Gate City may seek reimbursement from the Company for those expenses if one or more of the Nominees is elected.

Sincerely,

Michael Melby

Founder and Portfolio Manager

Cc:	Saga Board of Directors
Sam Bush – Chief Financial Officer - Saga

2

Gate City Capital Management, LLC

8725 West Higgins Road, Suite 530

Chicago, IL 60631

(312) 825-1228

February 10, 2025

Corporate Secretary

Saga Communications, Inc.

73 Kercheval Avenue

Grosse Pointe Farms, Michigan 48236

Re: Notice of Intent to Nominate Directors at the Company’s 2025 Annual Meeting of Shareholders

To Whom It May Concern,

In accordance with the Schedule 14A filed for the registrant Saga Communications, Inc. (“Saga” or the “Company”) for its 2024 Annual Meeting of Shareholders (the “2024 Proxy”) and the Company Bylaws (dated as of April 20, 2020) (the “Bylaws”), Gate City Capital Management, LLC (“Gate City”) shall nominate the following individuals for election as directors to the Board of Directors (the “Board”) of Saga at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”): Michael T. Melby, Nicholas J. Bodnar, Ryan A. Hornaday, and Christopher T. Young.

We understand from the 2024 Proxy that the Board will be comprised of seven members. Holders of the Class A Common Stock will vote as a single class for all seven directors, with each share of Class A Common Stock entitled to one vote. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors. Each nominee has agreed to serve as a director if elected. We believe that all of these nominees, as required by Saga’s Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity, and values, and are committed to representing the long-term interests of the shareholders as a whole. Further, each nominee has demonstrated business acumen and has committed to serve on the Board. We have determined that each nominee meets the standards for “independent” directors within the meaning of NASDAQ’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Further we intend to file with the Securities and Exchange Commission a notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act not later than March 14, 2025.

In accordance with the 2024 Proxy (applicable section detailed below), we provide the following information concerning Mr. Michael T. Melby.

Shareholder proposals which are not to be included in our proxy statement for the 2025 Annual Meeting of Shareholders and shareholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 12, 2025 (with respect to proposals) and February 11, 2025 (with respect to nominations).

Source: Saga 2024 Proxy

1.	The nominee’s name, age, principal occupation and employer.

Michael T. Melby (44), Founder and Portfolio Manager of Gate City Capital Management, LLC

2.	The nominee’s business address and residential address and telephone number.

Business Address: 8725 West Higgins Road, Suite 530, Chicago, IL 60631

Home Address: (Provided to the Company)

Business Phone: (Provided to the Company)

Home Phone: (Provided to the Company)

3.	A biographical profile of the nominee, including educational background and business and professional experience.

Michael Melby is the founder and portfolio manager of Gate City Capital Management, a micro-cap value focused investment firm. Before starting Gate City, Michael worked as a research analyst at Crystal Rock Capital Management where he covered the consumer, restaurant, retail, and gaming sectors. Michael previously worked at Deutsche Bank Securities in their Debt Capital Markets group and at the University of Notre Dame Investment Office where he focused on natural resources, fixed income, and risk management. Michael earned an MBA from the University of Chicago Booth School of Business where he graduated with Honors and a BBA in Finance from the University of Notre Dame where he graduated Summa Cum Laude. Michael is a CFA Charterholder and has earned the Financial Risk Manager designation.

Gate City believes that Mr. Melby’s qualifications to serve on the Board of Directors include his vast investing experience and executive experience. Gate City believes Mr. Melby brings executive, investment, and capital allocation experience and Gate City strongly supports the nomination of Mr. Melby for election to the Board of Directors of the Company at its 2025 Annual Meeting of Stockholders.

A copy of Mr. Melby’s biographical sketch is enclosed.

4.	Any relationship between the nominee and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and all other information necessary for the Board to determine whether the nominee meets the Board’s independence standards and qualifies as independent.

Mr. Melby is the Founder and Portfolio Manager of Gate City Capital Management, LLC. Gate City serves as an adviser to and manages certain funds and accounts that are shareholders of Saga.

5.	The classes and number of shares of stock of the Company beneficially and of record owned by the nominee.

Through his affiliation with Gate City, Mr. Melby has beneficial ownership of 863,845 shares of Class A stock of the Company. Gate City is not the record holder of any shares.

6.	Any other information relating to the nominee (including a written consent of the nominee to serve as a Director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules; and

7.	Any other information regarding the nominee that the Shareholder wishes the Board to consider in evaluating the recommended nominee.

Mr. Melby’s written consent letter is enclosed.

In accordance with the Company’s 2024 Proxy, we provide the following information concerning Mr. Nicholas J. Bodnar

1.	The nominee’s name, age, principal occupation and employer.

Nicholas J. Bodnar (34), Partner, Gate City Capital Management, LLC

2.	The nominee’s business address and residential address and telephone number.

Business Address: 8725 West Higgins Road, Suite 530, Chicago, IL 60631

Home Address: (Provided to the Company)

Business Phone: (Provided to the Company)

Home Phone: (Provided to the Company)

3.	A biographical profile of the nominee, including educational background and business and professional experience.

Mr. Bodnar has been a Partner at Gate City Capital Management since 2016. Prior to that, he earned a Bachelor’s degree in Economics from The University of Michigan-Flint.

Gate City believes that Mr. Bodnar’s qualifications to serve on the Board of Directors include his vast investing, executive, and industry experience. Gate City believes Mr. Bodnar brings executive, investment, industry, and capital allocation experience and Gate City strongly supports the nomination of Mr. Bodnar for election to the Board of Directors of the Company at its 2025 Annual Meeting of Stockholders.

A copy of Mr. Bodnar’s biographical sketch is enclosed.

4.	Any relationship between the nominee and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and all other information necessary for the Board to determine whether the nominee meets the Board’s independence standards and qualifies as independent.

Mr. Bodnar is a Partner at Gate City Capital Management, LLC. Gate City serves as an adviser manages certain funds and accounts that are shareholders of Saga.

5.	The classes and number of shares of stock of the Company beneficially and of record owned by the nominee.

At present, Mr. Bodnar does not hold any shares of stock of the Company

6.	Any other information relating to the nominee (including a written consent of the nominee to serve as a Director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules; and

7.	Any other information regarding the nominee that the Shareholder wishes the Board to consider in evaluating the recommended nominee.

Mr. Bodnar’s written consent letter is enclosed.

In accordance with the Company’s 2024 Proxy, we provide the following information concerning Mr. Ryan A. Hornady

1.	The nominee’s name, age, principal occupation and employer.

Ryan A. Hornaday (51),

Executive Vice President, Chief Financial Officer and Treasurer

Emmis Corporation

2.	The nominee’s business address and residential address and telephone number.

Business address:

40 Monument Circle, Suite 700

Indianapolis, IN 46204

Residential address:

(Provided to the Company)

Phone number: (Provided to the Company)

3.	A biographical profile of the nominee, including educational background and business and professional experience.

Mr. Hornaday has over 25 years of public company experience in the radio industry and has served as Chief Financial Officer of Emmis Corporation since 2015. From 2019 to 2021, Mr. Hornaday also served as Chief Financial Officer of MediaCo Holding, Inc., which owns and operates two radio stations in New York City. From 1999 to 2015, Mr. Hornaday served in various finance, treasury, and investor relations roles at Emmis. From 1996 to 1999, Mr. Hornaday worked for Arthur Andersen in its audit practice. Mr. Hornaday graduated Summa Cum Laude from Ball State University in 1996.

Gate City believes that Mr. Hornaday’s qualifications to serve on the Board of Directors include his vast executive, industry, and board experience. Gate City believes Mr. Hornaday brings executive, industry, and capital allocation experience and Gate City strongly supports the nomination of Mr. Hornaday for election to the Board of Directors of the Company at its 2025 Annual Meeting of Stockholders.

A copy of Mr. Hornaday’s biographical sketch is enclosed.

4.	Any relationship between the nominee and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and all other information necessary for the Board to determine whether the nominee meets the Board’s independence standards and qualifies as independent.

No business relationship exists between Mr. Hornaday and the Company, directly or indirectly, and that Mr. Hornaday would qualify as an independent director

5.	The classes and number of shares of stock of the Company beneficially and of record owned by the nominee.

At present, Mr. Hornaday does not hold any shares of stock of the Company

6.	Any other information relating to the nominee (including a written consent of the nominee to serve as a Director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules; and

7.	Any other information regarding the nominee that the Shareholder wishes the Board to consider in evaluating the recommended nominee.

Mr. Hornaday’s written consent letter is enclosed.

In accordance with the Company’s 2024 Proxy, we provide the following information concerning Mr. Christopher Young.

1.	The nominee’s name, age, principal occupation and employer.

Christopher T. Young, 56

Chief Financial Officer – The Weather Channel

EVP - Allen Media Group

2.	The nominee’s business address and residential address and telephone number.

Business: The Weather Channel, 300 Interstate North Parkway SE, Atlanta, GA, 30339

Residential: (Provided to the Company)

3.	A biographical profile of the nominee, including educational background and business and professional experience.

Christopher T. Young has been the Weather Channel's Chief Financial Officer and Executive Vice President, Allen Media Group since July 2024. Previously, he was the Chief Financial Officer of Entravision Communications, one of the largest Spanish language media companies traded on the New York Stock Exchange. Prior to that, Christopher served as president of Vista Media, a Los Angeles based outdoor advertising company from 2004 until 2008. From 2000 to 2004, Mr. Young served as Vista Media's Chief Financial Officer. Prior to Vista Media, Christopher worked with the Bank of Montreal, where he was responsible for corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and the Chase Manhattan Bank. Mr. Young holds a Bachelor of Arts degree in Economics from Columbia University.

Gate City believes that Mr. Young’s qualifications to serve on the Board of Directors include his vast executive, industry, and board experience. Gate City believes Mr. Young brings executive, industry, and capital allocation experience and Gate City strongly supports the nomination of Mr. Young for election to the Board of Directors of the Company at its 2025 Annual Meeting of Stockholders.

A copy of Mr. Young’s biographical sketch is enclosed.

4.	Any relationship between the nominee and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and all other information necessary for the Board to determine whether the nominee meets the Board’s independence standards and qualifies as independent.

No business relationship exists between Mr. Hornaday and the Company, directly or indirectly, and that Mr. Hornaday would qualify as an independent director

5.	The classes and number of shares of stock of the Company beneficially and of record owned by the nominee.

At present, Mr. Young does not hold any shares of stock of the Company

6.	Any other information relating to the nominee (including a written consent of the nominee to serve as a

Director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules; and

7.	Any other information regarding the nominee that the Shareholder wishes the Board to consider in evaluating the recommended nominee.

Mr. Young’s written consent letter is enclosed.

In addition, Gate City provides the following information.

1.	Gate City’s full name, principal occupation, and employer.

Gate City is a registered investment advisor to institutional and high net worth investors. Gate City is not acting in concert with any affiliate or other person in connection with this nomination.

2.	Gate City’s address and telephone number.

Gate City’s principal offices are located at 8725 West Higgins Road, Suite 530, Chicago, IL 60631

(312) 825-1228.

3.	The classes and number of shares of stock of the Company owned beneficially and of record by Gate City, including, if Gate City is not a Shareholder of record, proof of ownership of the type referred to in the SEC’s proxy rules.

As of February 10, 2025, Gate City was the beneficial owner of 863,845 shares of the Company’s Class A common stock, representing 13.8% of the outstanding shares of the Class A common stock. A copy of the most recent Schedule 13D filed on behalf of Gate City and its affiliates, dated January 8, 2025 is enclosed.

As of January 8, 2025, Gate City was not the record owner of any of the Company’s Class A common stock.

4.	A description of all arrangements and understandings between Gate City and each nominee being nominated by Gate City and any other person or persons (including their names) pursuant to which the nominee is being recommended by the Shareholders; and

5.	Any other information relating to Gate City that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules.

There are no arrangements or understanding between Gate City and Mr. Melby, Mr. Bodnar, Mr. Hornaday, and Mr. Young or others pursuant to which Mr. Melby, Mr. Bodnar, Mr. Hornady and Mr. Young are being nominated by Gate City.

6.	Whether Gate City intends to deliver a proxy statement and form of proxy to holders.

Gate City may determine to deliver a proxy statement and form of proxy.

Gate City and the nominees agree to make available to the Board of Directors all information reasonably requested in furtherance of the valuation of this nomination

This letter and all attachments hereto are submitted in a good faith effort to satisfy Saga requirements. Should this letter and/or any attachment hereto be deemed deficient in any way, please contact me at the above address and phone number above so that any deficiency may be cured. Gate City reserves all rights available to it under applicable law.

This letter and all attachments hereto are submitted in a good faith effort to satisfy Saga requirements under the 2024 proxy and its Articles and Bylaws. Should this letter and/or any attachment hereto be deemed deficient in any way, please contact me at the above address and phone number above so that any deficiency may be cured in a timely matter. In the absence of such prompt notice, Gate City will assume that the Company agrees that this letter complies in all respects with the requirements. Gate City reserves all rights to substitute a director nominee in the event that any nominee is unable to, or for good cause will not, serve as a nominee or director. The provision of this letter is not an admission that the procedures set forth in the proxy or Bylaws are legal, valid or binding. In addition, the Gate City reserves all rights to challenge the validity of the proxy and Bylaws and reserves all rights to assert a claim for any damages or costs that Gate City or its affiliates may sustain or incur, including attorneys’ fees, in connection with disputes over the validity of this letter or the Bylaws. Gate City reserves the right to withdraw or modify this letter at any time. Gate City reserves all rights available to it under applicable law, rule and regulation.

Gate City intends to be present at the 2025 Annual Meeting of Stockholders in person or by proxy to nominate Mr. Melby, Mr. Bodnar, Mr. Hornaday, and Mr. Young to serve as directors of the Company, and Gate City intends to continue to own the shares of the Company through the date of the Annual Meeting.

Sincerely,

Michael Melby

Founder and Portfolio Manager

Cc:	Saga Board of Directors
Sam Bush – Chief Financial Officer - Saga